Exhibit 3.1

EXECUTED

REIT MANAGEMENT & RESEARCH INC.

ARTICLES OF AMENDMENT AND RESTATEMENT

FIRST:           Reit Management & Research Inc., a corporation formed under the laws of the State of Maryland, desires to amend and restate its charter.  The following provisions are all of the provisions of the charter as amended and restated:

ARTICLE I

NAME

Section 1.01                             Name.  The name of the corporation (the “Corporation”) is:

Reit Management & Research Inc.

ARTICLE II

PURPOSE

Section 2.01                             Purpose.  The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the Maryland General Corporation Law as now or hereafter in force (“MGCL”).

ARTICLE III

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

Section 3.01                             Principal Office in State and Resident Agent.  The address of the principal office of the Corporation in the State of Maryland is c/o CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, MD 21202.  The name and address of the resident agent of the Corporation in the State of Maryland are CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, MD 21202.  The resident agent is a Maryland corporation.

ARTICLE IV

BOARD OF DIRECTORS

Section 4.01                             Powers.  The business and affairs of the Corporation shall be managed under the direction of the Board of Directors (the “Board” or “Board of Directors”).  The Board shall have full, exclusive and absolute power, control and authority over any and all property of the Corporation.  The Board may take any action that, in its sole discretion, it considers necessary or appropriate in the exercise of its powers and the performance of its duties.  The charter of the Corporation (as the term “charter” is defined in the MGCL), as it may be amended and supplemented from time to time (the “Charter”) shall be construed in favor of the grant of power and authority to the Board.  Any construction of the Charter or determination made by the Board concerning its powers and authority hereunder shall be conclusive.  The enumeration and definition of particular powers of the Board of Directors included in the Charter or in the Bylaws of the Corporation, as in effect from time to time (the “Bylaws”), shall in no way be construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board under the general laws of the State of Maryland or any other applicable Laws.

Section 4.02                             Number of Directors.  The total number of directors of the Corporation (each a “Director”) initially shall be two, which number may be increased or decreased only by the Board in the manner provided in the Bylaws, but shall never be less than the minimum number required by the MGCL.  The names of the initial Directors who shall serve until the first annual meeting of stockholders and until their successors are duly elected and qualify, subject, however, to their earlier death, resignation, retirement, disqualification or removal from office, are:

Adam D. Portnoy
Barry M. Portnoy

Thereafter, unless otherwise provided in the Bylaws, each Director shall be elected to serve until the next succeeding annual meeting of stockholders following his or her election and until his or her successor is duly elected and qualifies, subject, however, to his or her earlier death, resignation, disqualification or removal from office.

Except as may be provided by the Board in setting the terms of any class or series of preferred stock, and notwithstanding any other provision in the Charter or the Bylaws, any vacancy on the Board of Directors other than as a result of an increase in the number of Directors, may be filled by the affirmative vote of a majority of the remaining Director(s) in office, even if such majority is less than a quorum.  Any vacancy in the number of Directors created by an increase in the number of Directors may be filled only by a majority of the entire Board of Directors.  If for any reason any or all of the Directors cease to be Directors, such event shall not terminate the Corporation or affect the Charter or the Bylaws or the powers of the remaining Directors hereunder or thereunder.

Section 4.03                             Standard of Conduct; Determinations by Board.  It is the intention of the Corporation and the stockholders of the Corporation that, to the maximum extent permitted by Maryland Law in effect from time to time, the standard of conduct for Directors shall be governed by Section 2-405.1 of the MGCL (or its successor provision), regardless of whether the determination or action of the Board is managerial or non-managerial.  The determination as to any matter, made by, or pursuant to the direction of, the Board consistent with the Charter and the Bylaws, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of any class of its stock.

Section 4.04                             Bylaws and Proxies.  The Board, without any action by

holders of shares of any class of the Corporation’s stock, shall have and exercise, on behalf of the Corporation, without limitation, (a) the exclusive power to adopt, amend and repeal the Bylaws, (b) the power to solicit proxies from holders of shares of any class of the Corporation’s stock and (c) the power to do any other acts and deliver any other documents necessary or appropriate to the foregoing powers.

Section 4.05                             Resignation of Directors.  Any Director may resign as a Director by an instrument in writing signed by him or her and delivered to the secretary of the Corporation, and such resignation shall be effective upon such delivery or at such later date as specified in such resignation.  The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation.

ARTICLE V

STOCK

Section 5.01                             Definitions.  For the purposes of the Charter, the following terms shall have the following meanings:

“Class A Unit” means a limited liability company interest of LLC designated as a “Class A Unit” pursuant to the Operating Agreement.

“Class B Unit” means a limited liability company interest of LLC designated as a “Class B Unit” pursuant to the Operating Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“Founder” shall mean each of Barry M. Portnoy and Adam D. Portnoy.

“Immediate Family Member” as used to indicate a relationship with any individual, means (x) any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and any other individual (other than a tenant or employee), which individual is sharing the household of that individual or (y) a trust, the beneficiaries of which are the individual and/or any “Immediate Family Member” of that individual.

“Incapacity” or “Incapacitated” means, (a) as to any Person who is an individual, death, total physical disability or entry by a court of competent jurisdiction or binding arbitration panel determining such Person to be incompetent to manage his or her person or his or her affairs or estate; (b) as to any Person that is a corporation or limited liability company, the filing of articles of dissolution or articles of cancellation, respectively, or the revocation of its charter or other equivalent formation document; (c) as to any Person that is a partnership, the dissolution and commencement of winding up of the partnership; (d) as to any Person that is an estate, the distribution by the fiduciary of the estate’s entire interest in the Corporation; (e) as to any trustee of a trust that is a holder of stock of the Corporation, the termination of the trust (but not the substitution of a new trustee); or (f) as to any Person, the bankruptcy of such Person.

“Law” means any law, statute, ordinance, rule, regulation, directive, code or order enacted, issued, promulgated, enforced or entered by any governmental entity.

“LLC” means Reit Management & Research LLC, a Maryland limited liability company.

“Operating Agreement” means the operating agreement of LLC as in effect from time to time.  A copy of the Operating Agreement shall be provided by the Corporation to any stockholder upon request.

“Original Member” means Reit Management & Research Trust, a Massachusetts business trust.

“Paired Interest” shall have the meaning set forth in the Operating Agreement.

“Permitted Transfer” means any of the following:

(a)                                 the Transfer by the Original Member of any share of Class B-1 Common Stock to one or more Permitted Transferees, or the subsequent Transfer of any share of Class B-1 Common Stock by any such transferee to the Original Member or one or more other Permitted Transferees;

(b)                                 a pledge of shares of Class B-1 Common Stock that creates a security interest in the pledged shares of Class B-1 Common Stock pursuant to a bona fide loan or indebtedness transaction, in each case, with a third party lender that makes the loan in the ordinary course of its business, so long as the Original Member or one or more Permitted Transferees, as the case may be, continue to exercise exclusive voting control over the pledged shares of Class B-1 Common Stock; provided, however, that a foreclosure on the pledged shares of Class B-1 Common Stock or other action that would result in a Transfer of the pledged shares of Class B-1 Common Stock to the pledgee shall not be a “Permitted Transfer” within the meaning of this paragraph (b) of this definition unless the pledgee is a Permitted Transferee; provided, further, that the pledgee may, if authorized by the terms of the pledge, convert the pledged shares of Class B-1 Common Stock into shares of Class A Common Stock pursuant to Section 5.05(f) of the Charter;

(c)                                  the existence or creation of a power of appointment or authority that may be exercised with respect to a share of Class B-1 Common Stock held by a trust; provided, however, that the Transfer of the share of Class B-1 Common Stock upon the exercise of the power of appointment or authority to someone other than a Permitted Transferee shall not be a “Permitted Transfer” within the meaning of this paragraph (c) of this definition;

(d)                                 any Transfer by will or pursuant to the Laws of descent and distribution by any individual described in paragraphs (b) or (c) of the definition of Permitted Transferee; or

(e)                                  any Transfer approved in advance by the Board in its sole discretion.

“Permitted Transferee” means any of the following:

(a)                                 LLC or any of its Subsidiaries;

(b)                                 any Founder or an Immediate Family Member of a Founder or any of their respective lineal descendants;

(c)                                  any Qualifying Employee, an Immediate Family Member of that Qualifying Employee or any of their respective lineal descendants; or

(d)                                 any entity Controlled by the Original Member or any Person referenced in paragraph (b) or (c) of this definition (including an organization that is described in Section 501(c)(3) of the Code (or any corresponding provision of a future United States Internal Revenue law) which is exempt from income taxation under Section 501(a) thereof); provided, however, an entity Controlled by any Person referenced in paragraph (b) or (c) of this definition shall only remain a Permitted Transferee for as long as such entity is Controlled by such Person.

For purposes of this definition, “lineal descendants” shall not include individuals adopted after attaining the age of eighteen (18) years and such adopted individual’s descendants.

“Person” means an individual or any corporation, partnership, limited liability company, trust, unincorporated organization, association, joint venture or any other organization or entity, whether or not a legal entity.

“Qualifying Employee” means, with respect to any Transfer, any employee of the Corporation or any of its Subsidiaries who, at the time of such Transfer, is and has been an employee of the Corporation or any of its Subsidiaries for at least thirty-six (36) consecutive months.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.  Any reference herein to a specific section, rule or regulation of the “Securities Act” shall be deemed to include any corresponding provisions of future Law.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time Controlled, directly or indirectly, by that Person or one or more of the other “Subsidiaries” of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the voting power of the voting interests thereof are at the time Controlled, directly or indirectly, by any Person or one or more “Subsidiaries” of that Person or a combination thereof.  For purposes hereof, references to a “Subsidiary” of the Corporation shall be given effect only at such times that the Corporation has one or more “Subsidiaries,” and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Corporation.

“Transfer” means any sale, assignment, bequest, conveyance, devise, gift (outright or in trust), pledge, encumbrance, hypothecation, mortgage, exchange, transfer or other disposition of (whether directly or indirectly, whether with or without consideration and whether voluntarily or involuntarily or by operation of Law) of shares of Class B-1 Common Stock or Class B-2 Common Stock; provided, however, that the term “Transfer” does not include (a) any redemption or conversion of shares of Class B-1 Common Stock or Class B-2 Common Stock as provided in the Charter, (b) any revocable proxy granted by a stockholder or (c) any exercise of rights by an executor, administrator, trustee, committee, guardian, conservator or receiver of a stockholder pursuant to, and in accordance with, the Charter.

Section 5.02                             Authorized Stock.

(a)                       The total number of shares of all classes of stock that the Corporation shall have authority to issue is 47,000,000, consisting of (i) 31,000,000 shares of Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”), (ii) 1,000,000 shares of Class B-1 Common Stock, par value $0.001 per share (the “Class B-1 Common Stock”), and (iii) 15,000,000 shares of Class B-2 Common Stock, par value $0.001 per share (the “Class B-2 Common Stock,” and collectively with the Class A Common Stock and the Class B-1 Common Stock, the “Common Stock”).

(b)                       Notwithstanding anything contained in the Charter to the contrary, the Board, with the approval of a majority of the entire Board and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.  The Board may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws.

(c)                        If shares of one class or series of stock are classified or reclassified into shares of another class or series of stock pursuant to this Section 5.02 or Section 5.04, the number of authorized shares of the former class or series shall be automatically decreased and the number of shares of the latter class or series shall be automatically increased, in each case by the number of shares so classified or reclassified.

(d)                       Any of the terms of any class or series of stock set or changed pursuant to this Section 5.02 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other Charter document.

(e)                        The Corporation shall not issue or agree to issue any shares of Class B-2 Common Stock to any Person unless the LLC is issuing at the same time or is agreeing to issue at the same time an equal number of Class A Units to the Person, with each share of Class B-2 Common Stock being paired with a Class A Unit to form a Paired Interest in accordance with the terms of the Operating Agreement.

Section 5.03                             Preferred Stock.

(a)                       The Board is expressly authorized to provide, out of the authorized and unissued shares of stock of any class, for the issuance of shares of preferred stock in one or more classes or series, and to fix for each such class or series such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of such preferred stock, as shall be stated and expressed in the resolution or resolutions adopted by the Board, and set forth in articles supplementary filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”).

(b)                       Holders of a class or series of preferred stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by the Charter (including any articles supplementary relating to such series).

Section 5.04                             Classified or Reclassified Shares.  Notwithstanding anything contained in the Charter to the contrary, the Board may, by articles supplementary classify any unissued shares of stock of the Corporation or reclassify any previously classified but unissued shares of stock of the Corporation from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of stock.  Prior to issuance of classified or reclassified shares of any class or series, the Board by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the SDAT.

Section 5.05                             Common Stock.  The preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of the Class A Common Stock, the Class B-1 Common Stock and the Class B-2 Common Stock are as follows:

(a)                       Voting Rights.  Except as otherwise provided in the Charter, and subject to any voting rights provided to holders of preferred stock at any time outstanding:

(i)                  Each holder of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held by such holder.

(ii)               Each holder of Class B-1 Common Stock shall be entitled to ten (10) votes for each share of Class B-1 Common Stock held by such holder.

(iii)            Each holder of Class B-2 Common Stock shall be entitled to ten (10) votes for each share of Class B-2 Common Stock held by such holder.

(iv)           The holders of shares of Common Stock shall not have cumulative voting rights.

(v)              Except as otherwise required in the Charter or by applicable Law, the holders of Common Stock shall vote together as a single class on all matters on which stockholders are generally entitled to vote (or, if any holders of preferred stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of preferred stock); provided, however, that to the fullest extent permitted by Law and subject to Section 5.05(a)(vi), the holders of Common Stock shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to the Charter (including any articles supplementary relating to any series of preferred stock) that relates solely to the terms of one or more outstanding classes or series of preferred stock if the holders of such affected class or series of preferred stock are entitled, either separately or together with the holders of one or more other such classes or series, to vote thereon as a separate class pursuant to the Charter (including any articles supplementary relating to any series of preferred stock).

(vi)           In addition to any other vote required in the Charter or by applicable Law, but subject to Section 5.02(b) and Section 5.04, the holders of a class of Common Stock shall each be entitled to vote separately as a single class with respect to (and only with respect to) amendments to the Charter that alter or change the powers or rights of the shares of such class of Common Stock so as to affect them materially and adversely; provided, however, if such amendments affect all holders of Common Stock materially and adversely in the same manner, the separate voting requirement set forth in this Section 5.05(a)(vi) shall not be applicable and all holders of Common Stock shall vote together as a single class.

(b)                       Dividends.  Subject to any other provisions of the Charter, holders of shares of Class A Common Stock and Class B-1 Common Stock shall be entitled to share ratably as a single class, in proportion to the number of shares held by them, the dividends and other distributions in cash, stock, or property of the Corporation that the Corporation declares on the Common Stock.  Subject to any other provisions of the Charter, the holders of shares of Class B-2 Common Stock shall be not entitled to receive any dividends or other distributions in cash, stock, or property of the Corporation.

(c)                        Liquidation, Dissolution, etc.  In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, after payments to creditors of the Corporation that may at the time be outstanding and subject to the rights of holders of one or more classes or series of preferred stock that may then be outstanding, holders of shares of Class A Common Stock and Class B-1 Common Stock shall be entitled to share ratably, in proportion to the number of shares held by them, all remaining funds and other assets of the Corporation available for distribution.  The holders of shares of Class B-2 Common Stock shall be not entitled to receive any funds or other assets of the Corporation in the event of any liquidation, dissolution or winding up of the Corporation.

(d)                       Reclassification.  No class or series of Common Stock may be subdivided, consolidated or reclassified unless contemporaneously therewith each other class or series of Common Stock and the Class A Units and Class B Units are subdivided, consolidated or reclassified in the same proportion and in the same manner.

(e)                        Redemption.

(i)                  A holder of a Class A Unit, other than the Corporation or its Subsidiaries, shall, pursuant to the terms and subject to the conditions of the Operating Agreement and as set forth in this Section 5.05(e), have the right to have LLC redeem the Class A Unit held by the holder for one (1) share of Class A Common Stock or cash (with the election between Class A Common Stock and cash determined by the managing member of LLC).  Pursuant to a notice of redemption delivered by the holder in accordance with the Operating Agreement, the Corporation shall (unless and to the extent the managing member of LLC has elected in accordance with the terms and provisions of the Operating Agreement to pay cash in lieu of shares of Class A Common Stock) issue to the holder one (1) share of Class A Common Stock in exchange for each redeemed Class A Unit.  Such number of shares of Class A Common Stock as may from time to time be required for issuance pursuant to this Section 5.05(e)(i) shall be reserved for issuance by the Corporation.

(ii)               When a Class A Unit is redeemed by LLC in accordance Section 5.05(e)(i), (A) the share of Class B-2 Common Stock that comprises a Paired Interest with the Class A Unit shall be automatically redeemed by the Corporation for no consideration and thereupon constitute authorized but unissued shares of Class B-2 Common Stock and (B) pursuant to the Operating Agreement, LLC will issue to the Corporation a Class A Unit for each share of Class A Common Stock issued by the Corporation pursuant to Section 5.05(e)(i).

(f)                         Conversion.

(i)                  Each share of Class B-1 Common Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into one (1) fully paid and non-assessable share of Class A Common Stock.

(ii)               The right to convert shares of Class B-1 Common Stock into shares of Class A Common Stock as provided by Section 5.05(f)(i) shall be exercised by delivery of a written notice from the holder of such shares stating that the holder desires to convert a stated number of shares of Class B-1 Stock into shares of Class A Common Stock and if the shares of Class B-1 Common Stock being converted are represented by one or more certificates, accompanied by such certificate(s) appropriately endorsed.

(iii)            To the extent permitted by Law, any conversion pursuant to Section 5.05(f)(i) shall be deemed to have been effected at 5:00 p.m., Eastern time, on the first business day following the date of delivery of the notice or such later date as may be specified by the holder in the notice; provided, that such conversion may not be more than thirty (30)  Business Days after the delivery of such notice.

(iv)           Upon the date and time any such conversion is deemed effected, all rights of the holder of the converted shares as such holder shall cease (except as to matters for which the record date was prior to such conversion), and the Person(s) in whose name(s) the shares to be issued upon conversion of the shares surrendered for conversion were registered or certificates for such shares (or book-entries made in lieu thereof) were issued shall be treated for all purposes as having become the record holder or holders of the shares of Class A Common Stock issuable upon such conversion; provided, however, that, notwithstanding the foregoing, if the effective date of such conversion occurs on any date when the stock transfer books of the Corporation are closed, the Person(s) in whose name(s) the registration of the certificate or certificates (or book-entries made in lieu thereof) representing shares are to be issued shall be deemed the record holder(s) thereof for all purposes as of the close of business on the next succeeding day on which the stock transfer books are open.

(v)         Each share of Class B-1 Common Stock that is converted pursuant to this Section 5.05(f) shall thereupon be converted and again constitute authorized but unissued shares of Class B-1 Common Stock, and all rights of the holder with respect to such shares, including the rights, if any, to receive notices and to vote, shall thereupon cease and terminate.

(g)                        Transfers.

(i)                  No share of Class B-1 Common Stock or Class B-2 Common Stock shall be Transferred, in whole or in part, except in accordance with the terms and conditions set forth in the Charter.  Any Transfer or purported Transfer of a share of Class B-1 Common Stock or Class B-2 Common Stock not made in accordance with the Charter shall be null and void ab initio.  For the avoidance of doubt, any Person to whom a Transfer is made or attempted in violation of the Charter shall not become a stockholder of the Corporation, shall not be entitled to vote on any matters coming before the stockholders of the Corporation and shall not have any other rights in or with respect to any rights of a stockholder of the Corporation.  The approval by the Board of Directors of any Transfer in any one or more instances shall not limit or waive the requirement for such approval in any other or future instance.  Upon a determination by the Board that a Person has purported to Transfer shares of Class B-1 Common Stock or Class B-2 Common Stock in violation of the Charter, the Board may take such action as it deems advisable to refuse to give effect to such Transfer on the books and records of the Corporation, including, without limitation, the Board may institute proceedings to enjoin or rescind any such Transfer.

(ii)               Subject to compliance with other provisions of this Section 5.05(g) and any other limitations to which a holder of Class B-1 Common Stock may otherwise be subject, a holder of Class B-1 Common Stock may Transfer all or any portion of its shares of Class B-1 Common Stock at any time in a Permitted Transfer; provided, however, that the restrictions contained in the Charter shall continue to apply to such shares of Class B-1 Common Stock after any Permitted Transfer of such shares.

(iii)            A share of Class B-2 Common Stock may only be Transferred by the holder thereof together with the Transfer of the Class A Unit that comprises a Paired Interest with the share of Class B-2 Common Stock to the transferee of such Class A Unit in a Transfer permitted in accordance with the terms of the Operating Agreement; provided, however, that the restrictions contained in the Charter shall continue to apply to such shares of Class B-2 Common Stock after any such Transfer of such shares.

(iv)           If a holder of Class B-1 Common Stock or Class B-2 Common Stock is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator or receiver of such holder’s estate shall have all the rights of a holder of Class B-1 Common Stock or Class B-2 Common Stock, as applicable, but not more rights than those enjoyed by other holders of Class B-1 Common Stock or Class B-2 Common Stock, for the purpose of settling or managing the estate, and such power as the Incapacitated stockholder possessed to Transfer all or any part of its shares of Class B-1 Common Stock or Class B-2 Common Stock.

(v)              All certificates representing or book-entries evidencing shares of Class B-1 Common Stock or Class B-2 Common Stock, as the case may be, shall bear a legend substantially in the following form (or in such other form as the Board may determine):

“THE SECURITIES REPRESENTED BY THIS [CERTIFICATE/BOOK-ENTRY] ARE SUBJECT TO RESTRICTIONS ON TRANSFER SPECIFIED IN THE ARTICLES OF INCORPORATION OF REIT MANAGEMENT & RESEARCH INC., AS MAY BE AMENDED AND MODIFIED FROM TIME TO TIME, AND REIT MANAGEMENT & RESEARCH INC.  RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO ANY TRANSFER.  A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY REIT MANAGEMENT & RESEARCH INC. TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

The legend set forth above shall be removed from certificates representing or book-entries evidencing any shares which cease to be shares of Class B-1 Common Stock or Class B-2 Common Stock.

(vi)           The Board may, to the extent permitted by Law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures that are consistent with the provisions of this Section 5.05(g) for determining whether any Transfer or acquisition of shares of Class B-1 Common Stock or Class B-2 Common Stock violates the Charter and for the orderly application, administration and implementation of the provisions of this Section 5.05(g).  A copy of any such procedures and regulations shall be provided to holders of shares of Class B-1 Common Stock or Class B-2 Common Stock upon request.

(h)                       No Preemptive or Subscription Rights.  Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 5.04 or as may otherwise be provided by a contract approved by the Board of Directors, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.

Section 5.06                             Special Meetings.  The president of the Corporation or a majority of the entire Board may call a special meeting of the stockholders.  Subject to any requirements contained in the Bylaws related to the calling of special meetings, if at the time stockholders are entitled by Law to cause a special meeting of the stockholders to be called, the requisite number of stockholders required to cause a special meeting to be called shall be not less than the holders of shares entitled to cast a majority of all the votes entitled to be cast at such special meeting.

Section 5.07                             Extraordinary Actions.  Notwithstanding any provision of Law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board and taken or approved by the affirmative vote of a majority of all the votes entitled to be cast on the matter.

Section 5.08                             Appraisal Rights.  Holders of shares of stock of the Corporation shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute, unless the Board of Directors, upon the affirmative vote of a majority of the Board of Directors and upon such terms and conditions as specified by the Board of Directors, shall determine that such rights apply, with respect to all or any shares of all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

Section 5.09                             Charter and Bylaws.  All Persons who acquire or receive stock in the Corporation shall acquire or receive its shares of stock in the Corporation, and the rights of all stockholders and the terms of all shares of stock of the Corporation are, subject to the provisions of the Charter and the Bylaws.

ARTICLE VI

AMENDMENTS

Section 6.01                             General.  The Corporation reserves the right from time to time to make any amendment to the Charter, now or hereafter authorized by Law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock of the Corporation.  All rights and powers conferred by the Charter on stockholders, Directors and officers are granted subject to this reservation.  All references to the Charter shall include all amendments and supplements thereto.

Section 6.02                             By the Board of Directors.  The Board of Directors may amend the Charter from time to time, without any action by the stockholders of the Corporation, in the manner provided by the MGCL and the Charter.

Section 6.03                             By Stockholders.  Except as otherwise provided in the Charter, any amendment to the Charter must first be approved by a majority of the Board of Directors and then shall be valid only if approved by the affirmative vote of holders of shares of stock of the Corporation entitled to cast a majority of all the votes entitled to be cast on the matter.

ARTICLE VII

INDEMNIFICATION; LIMITATION OF LIABILITY

Section 7.01                             Indemnification.  The Corporation shall have the power, to the maximum extent permitted by Maryland Law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former Director, officer, employee or agent of the Corporation or (b) any individual who, while a Director, officer, employee or agent of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such Person may become subject or which such Person may incur by reason of his or her service in such capacity.  The Corporation shall have the power, with the approval of the Board, to provide such indemnification and advancement of expenses to a Person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above.

Section 7.02                             Limitation of Liability.  To the maximum extent that Maryland Law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former Director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages.

Section 7.03                             Amendment.  Neither the amendment nor repeal of this Article VII, nor the adoption or amendment of any other provision of the Charter or the Bylaws inconsistent with this Article VII, shall apply to or affect in any respect the applicability of Section 7.01 or Section 7.02 with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

ARTICLE VIII

BUSINESS COMBINATION ACT

Section 8.01                             Business Combination Act.  Notwithstanding any other provision contained in the Charter, Title 3, Subtitle 6 of the MGCL (or any successor statute) shall not apply to any acquisition by any Person of shares of capital stock of the Corporation.

ARTICLE IX

CORPORATE OPPORTUNITIES

Section 9.01                             Corporate Opportunities.  If any Director or officer of the Corporation who is also an officer, employee or agent of the Original Member, or any of the Original Member’s affiliates (each, an “Original Member Affiliate”), acquires knowledge of a potential business opportunity, the Corporation renounces, on its behalf and on behalf of its Subsidiaries, any potential interest or expectation in, or right to be offered or to participate in, such business opportunity to the maximum extent permitted from time to time by Maryland Law.  Accordingly, to the maximum extent permitted from time to time by Maryland Law (a) no such Director or officer is required to present, communicate or offer any business opportunity to the Corporation or any of its Subsidiaries and (b) such Director or officer, on his or her own behalf or on behalf of the Original Member or an Original Member Affiliate, shall have the right to hold and exploit any business opportunity, or to direct, recommend, offer, sell, assign or otherwise transfer such business opportunity to any Person other than the Corporation and its Subsidiaries.  The taking by any such for himself or herself, or the offering or other transfer to another Person, of any potential business opportunity whether pursuant to the Charter or otherwise, shall not constitute or be construed or interpreted as (a) an act or omission of the Director or officer committed in bad faith or as the result of active or deliberate dishonesty or (b) receipt by the Director or officer of an improper benefit or profit in money, property, services or otherwise.

ARTICLE X

MISCELLANEOUS

Section 10.01                      Severability.  The provisions of the Charter are severable, and if the Board shall determine, with the advice of counsel, that any one or more of such provisions (the “Conflicting Provisions”) are in conflict with applicable federal or state Laws, the Conflicting Provisions, to the extent of the conflict, shall be deemed never to have constituted a part of the Charter, even without any amendment of the Charter pursuant to Article VI and without affecting or impairing any of the remaining provisions of the Charter or rendering invalid or improper any action taken or omitted (including but not limited to the election of Directors) prior to such determination.  No Director shall be liable for making or failing to make such a determination.

Section 10.02                      Ambiguity.  In the case of an ambiguity in the application of any provision of the Charter or any definition contained in the Charter, the Board shall have the sole power to determine the application of such provisions with respect to any situation based on the facts known to it and any such determination shall be final and binding.

Section 10.03                      Construction.  In the Charter, unless the context otherwise requires, words used in the singular or in the plural include both the plural and singular and words denoting any gender include all genders.  The title and headings of different parts are inserted for convenience and shall not affect the meaning, construction or effect of the Charter.

SECOND:                                         Pursuant to Section 2-603 of the MGCL, with no shares of stock of the Corporation outstanding, the amendment and restatement of the Charter as hereinabove set forth has been duly authorized and approved by the Board of Directors.

THIRD:                                                   The current address of the principal office of the Corporation in Maryland is as set forth in Article III of the foregoing amendment and restatement of the Charter.

FOURTH:                                        The name and address of the Corporation’s current resident agent in Maryland is as set forth in Article III of the foregoing amendment and restatement of the Charter.

FIFTH:                                                       The number of Directors of the Corporation and the names of those currently in office are as set forth in Section 4.02 of Article IV of the foregoing amendment and restatement of the Charter.

SIXTH:                                                     The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment and restatement of the Charter was 1,000, par value $0.001 per share, all in one class.  The aggregate par value of all shares of stock having par value was $1.00.

SEVENTH:                                 The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment and restatement of the Charter is 47,000,000 consisting of 31,000,000 shares of Class A Common Stock, par value $0.001 per share, 1,000,000 shares of Class B-1 Common Stock, par value $0.001 per share and 15,000,000 shares of Class B-2 Common Stock, par value $0.001 per share.  The aggregate par value of all authorized shares of stock having par value is $47,000.

EIGHTH:                                          The undersigned acknowledges the foregoing amendment and restatement of the Charter to be the corporate act of the Corporation and as to all matters and facts required to be verified under oath, the undersigned acknowledges that to the best of the undersigned’s knowledge, information and belief, these matters and facts are true in all material respects and that that this statement is made under the penalties of perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Secretary on this 5th day of June, 2015.

ATTEST:		REIT MANAGEMENT & RESEARCH INC.

/s/ Jennifer B. Clark	By:	/s/ Adam D. Portnoy	(SEAL)
Jennifer B. Clark, Secretary		Adam D. Portnoy, President and
Chief Executive Officer